 Exhibit 107

CALCULATION OF FEE TABLE

FORM F-3

(Form Type)

B.O.S. BETTER ONLINE SOLUTIONS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, no nominal value per share(1)	457(o) and 457(h)	(3)	$	____	(4)	$10,000,000	(3)	.00011020	$1,102
	Total Offering Amounts							$10,000,000			$1,102
	Total Fees Previously Paid										$0.00
	Total Fee Offsets										$0.00
	Net Fee Due										$1,102

1.	These offered securities may be sold separately, together or as units with other offered securities.

2.	Such indeterminate number or amount of Registrant’s ordinary shares, warrants, or units as may, from time to time, be issued at indeterminate prices. In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement on behalf of the Registrant exceed $10,000,000. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also includes additional ordinary shares issuable upon stock splits, stock dividends or similar transactions.

3.	The amount registered and the proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified pursuant to Instruction 2(A)(ii)(b) of Item 9(b) of Form F-3 under the Securities Act.

4.	Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(o) and (h)(1).